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                                                                    Exhibit 99.2


                                                        April 2, 2002


Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Reference:      Federal Realty Investment Trust
                Registration Statement on Form S-3
                Registration No. 333-84210


Consistent with the Commission's release of March 18, 2002, please be advised that the Trust has obtained a letter from Arthur Andersen LLP, the Company's independent public accountants, dated March 22, 2002, containing the following representations regarding the audits performed on the Trust's consolidated balance sheets as of December 31, 2001 and 2000 and the related consolidated statements of operations, common shareholder's equity and cash flows for each of the years in the three year period ended December 31, 2001:

     o the audits were subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards;

     o there was appropriate continuity of Arthur Andersen personnel working on the audits; and

     o    there was appropriate availability of national office consultation.

Representation relating to the availability of personnel at foreign affiliates of Arthur Andersen was not relevant to these audits.

                                        Sincerely,


                                        /s/ Donald C. Wood
                                        ------------------
                                        Donald C. Wood
                                        President and Chief Operating
                                        Officer